EXHIBIT (10B)

AMENDMENT TO THE

CHANGE IN CONTROL AGREEMENT

(ROBERT A. EWING)

This Amendment to the Change in Control Agreement (dated as of November 30, 2004) (the “Agreement”), is made as of this 15th day of August, 2006, among Valley National Bank (“Bank”), Valley National Bancorp (“Valley”), and ROBERT A. EWING (the “Executive”).

WHEREAS, the Executive has been employed by Valley and the Bank for many years; and

WHEREAS, the Bank, Valley, and the Executive previously entered into the Agreement; and

WHEREAS, the Bank, Valley and the Executive wish to amend the Agreement;

NOW, THEREFORE, for good and valuable consideration, the Bank, Valley and the Executive, each intending to be legally bound hereby, agree as follows:

1. Subsection (b) of Section 9 of the Agreement, relating to continuation of certain welfare benefit coverages following termination of employment, is amended by deleting the words “medical, dental and”. Subsection (b) of Section 9 of the Agreement is further amended by deleting the last sentence (relating to COBRA) in its entirety.

2. Section 9 of the Agreement is amended by adding the following new subsection (c) following the end of subsection (b) thereof:

“c. Within 20 business days of the termination of employment, pay the Executive a lump sum amount equal to one hundred twenty-five percent (125%) of (A) the aggregate COBRA premium amounts (based upon COBRA rates then in effect) for the equivalent period of the lump sum payment (i.e., 6 months or 1 year) of the medical and dental coverage that was being provided to the Executive

(and their spouse) at the time of termination of employment, minus (B) the aggregate amount of any employee contribution that would have been required of the Executive (determined as of the termination of employment) for such period.”

3. The Agreement is amended by adding the following new Section 14A, immediately following the end of Section 14:

“14A. Delay in Payment. Notwithstanding anything else to the contrary in this Agreement, the BEP, or any other plan, contract, program or otherwise, the Company (and its affiliates) are expressly authorized to delay any scheduled payments under this Agreement, the BEP, and any other plan, contract, program or otherwise, as such payments relate to the Executive, if the Company (or its affiliate) determines that such delay is necessary in order to comply with the requirements of Section 409A of the Internal Revenue Code. No such payment may be delayed beyond the date that is six (6) months following the Executive’s separation from service (as defined in Section 409A). At the end of such period of delay, the Executive will be paid the delayed payment amounts, plus interest for the period of any such delay. For purposes of the preceding sentence, interest shall be calculated using the six (6) month Treasury Bill rate in effect on the date on which the payment is delayed, and shall be compounded daily.”

IN WITNESS WHEREOF, Valley National Bank and Valley National Bancorp each have caused this Amendment to the Agreement to be signed by their duly authorized representatives pursuant to the authority of their respective Boards of Directors, and the

Executive has personally executed this Amendment to the Agreement, all as of the day and year first written above.

ATTEST:	VALLEY NATIONAL BANCORP

By:
, Secretary	Robert McEntee, Chairman of the Compensation and Human Resources Committee

ATTEST:	VALLEY NATIONAL BANK

By:
, Secretary	Robert McEntee, Chairman of the Compensation and Human Resources Committee

WITNESS:

Robert A. Ewing, Executive

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